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Exhibit 99.1

ARCHON CORPORATION
3993 Howard Hughes Parkway, Suite 630
Las Vegas, NV 89109

FOR IMMEDIATE RELEASE
Wednesday, November 27, 2002

ARCHON CORPORATION ANNOUNCES THE REMOVAL
OF THOMAS K. LAND AS A DIRECTOR

        November 27, 2002, Las Vegas, Nevada—Archon Corporation (OTCBB: AHRN) announced that Thomas K. Land has been removed from his position as a member of its Board of Directors, effective today. Mr. Land was removed pursuant to a stockholder action by written consent executed by Paul W. Lowden, the holder of more than two-thirds of the issued and outstanding shares of common stock of Archon. Mr. Land had previously resigned as the Chief Financial Officer, Secretary and Treasurer of Archon to pursue employment with a competitor or potential competitor of Archon. Mr. Lowden advised Archon that he believed that there was an inherent conflict of interest if Mr. Land continued to serve as a director while working for a competitor or potential competitor of Archon. On November 7, 2002, a definitive information statement regarding the removal of Mr. Land as a director of Archon was filed to with the Securities and Exchange Commission and was mailed to the holders of Archon's common stock, other than Mr. Lowden.

        Archon Corporation operates the Pioneer Hotel and Gambling Hall in Laughlin, Nevada and owns property in Las Vegas for possible future development and two investment properties. CONTACT: Charles W. Sandefur, Chief Financial Officer, Archon Corporation 702-732-9120 x. 229, 702-732-9465 (fax).

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  Exhibit 99.1
ARCHON CORPORATION ANNOUNCES THE REMOVAL OF THOMAS K. LAND AS A DIRECTOR